Contact:	Patrick Johnson, President & CEO
(714) 241-4411

For Immediate Release	Jim White , Investor Relations
Kehoe, White & Co., Inc.
(562) 437-0655

PRO-DEX, INC. ANNOUNCES CONTINUED SIGNIFICANT IMPROVEMENT IN SECOND QUARTER FINANCIAL RESULTS

SALES INCREASE 29% FROM PRIOR YEAR AND 5% FROM PRIOR QUARTER; YEAR TO DATE EARNINGS INCREASE $457,000 FROM PRIOR YEAR AND 19% FROM PREVIOUS QUARTER

SANTA ANA, CA, February 3, 2004 - PRO-DEX, INC. (NASDAQ: PDEX) today announced financial results for the quarter ended December 31, 2003.  The Company reported net income for the three months ended December 31, 2003 of $230,000 or $0.03 per share on a basic and $0.02 per share on a diluted basis, as compared to a net (loss) of ($29,000) or ($0.00) per share on a basic and ($0.00) per share on a diluted basis, for the three months ended December 31, 2002.  This represents an increase of $259,000 over the previous year and a sequential increase of $37,000 or 19% over the previous quarter, producing the sixth consecutive increase in quarterly net profit.

The Company also reported net income for the six months ended December 31, 2003 of $422,000 or $0.05 per share on a basic and $0.05 per share on a diluted basis, as compared to a net (loss) of ($35,000) or ($0.00) per share on a basic and ($0.00) per share on a diluted basis, for the six months ended December 31, 2002.  This represents an increase of $457,000 over the previous year.

Commenting on the Company's financial performance, Pro-Dex's President and CEO, Patrick Johnson said, "We couldn't be more pleased with the operational results of the Company during the second quarter.  Sales were up over the previous year and the previous quarter, gross margin improved in total dollars and as a percent of sales both sequentially and year over year.  In addition, operating expenses remained flat compared to last year other than a slight increase in our selling expenses, which you would expect given a near 30% increase in sales.  The only area where we did not see significant improvement was in corporate expenses, which were down compared to last year, but higher on a sequential basis.  This is somewhat disappointing given our expectations coming into the quarter, but expenses related to the restructuring of our Board of Directors and the switch to new auditors exceeded our original projections.  Nonetheless, we improved our bottom-line profitability for the second quarter and look forward to lower corporate expenses in the third quarter."  For the three and six months ended December 31, 2003, the Company's corporate expenses were $269,000 and 470,000 respectively, compared to $316,000 and $541,000 for the same periods in the prior year.

Consolidated net sales increased $822,000 or 29% to $3,704,000 for the three months ended December 31, 2003, compared to the three months ended December 31, 2002.  On a sequential basis, consolidated sales increased $176,000 or 5.0% for the three months ended December 31, 2003 compared to the first quarter of fiscal 2004.  This represents the Company's ninth consecutive quarter of increased sales.  For the six months ended December 31, 2003, consolidated net sales increased 1,633,000 or 29% compared to the same period in the prior year.

At the Company's Micro Motors subsidiary, sales increased $825,000 or 37% to $3,054,000 for the three months ended December 31, 2003, compared to the same period of the prior year.  This also represents a sequential quarter-to-quarter increase in sales of $247,000 or 8.8%.  "Micro Motors reached a major organization milestone during the second quarter, shipping more than $1,000,000 of product per month," stated Mr. Johnson.  "By combining the manufacturing efforts of both Micro Motors and Oregon Micro Systems, Pro-Dex's Portland-based subsidiary, we were able produce significant shipments of Healozone devices for distribution in Europe."  Revenue from the Company's Oregon Micro Systems (OMS) subsidiary remained stable at $650,000 for the three months ended December 31, 2003 compared to $653,000 in the previous year.

As reported in January of 2003, Micro Motors renegotiated its exclusive manufacturing agreement with Curozone USA, agreeing to a long-term royalty agreement in exchange for its exclusive manufacturing rights.  Curozone USA is the distributor of the innovative Healozone, a device that painlessly treat dental caries with the delivery of ozone gas, eliminating the traditional "drill and fill" treatment.  On February 23rd of this year, in conjunction with the National Manufacturing Week in Chicago, Micro Motors will be receiving one of only three Gold Medal Awards from Product Design & Development Magazine for its part in developing the Healozone.  The Company expects royalty payments from Healozone sales to commence during the third quarter of this fiscal year.

The Company's consolidated gross profit for the three months ended December 31, 2003 increased 36% or $449,000 compared to the same three months in the previous year.  For the six months ended December 31, 2003, consolidated gross profit increase $839,000 or 35% compared to the same period in the prior year.  Gross profit as a percentage of sales increased to 44.9% for the three months ended December 31, 2003 compared to 43.7% for the three months ended December 31, 2002 and compared to a gross margin percentage of 43.7% for the previous quarter. "As we indicated at the beginning of the fiscal year, one key area of focus this year was to improve our operational efficiencies and the resulting gross profitability," noted Mr. Johnson.  "I'm happy to report that the efforts we made in restructuring our Micro Motors operations have made an immediate favorable impact, increasing gross profit sequentially quarter over quarter from 36.1% to 38.3%.  It should also be noted that the sharing of gross profit dollars from Healozone sales by Micro Motors and OMS is dilutive to both operating subsidiary's gross margin as a percent of sales."

Operating expenses increased 3.7% to $1,314,000 for the three months ended December 31, 2003 from $1,266,000 for the three months ended December 31, 2002.  For the six months ended December 31, 2003, Operating expense increased $102,000 or 4.2% compared to the same six months in the prior year.  As previously noted, this increase was primarily due to sales commissions paid on increased branded product sales at the Company's Micro Motor's subsidiary and increased corporate expenses.

Addressing the Company's on-going operations, Mr. Johnson noted, "For the last year and a half, we've been concentrating on creating a stable operational foundation for the Company.  We've increased sales, increased gross profit, controlled our expenses, produced incrementally increasing earnings and strengthened our balance sheet.  In the second quarter, we had strong positive cash flow, which we used to further pay down the little debt that we have and started to invest in the development of new proprietary technologies."  Commenting on the Company's near term prospects, Mr. Johnson said, "As we enter the second half of this fiscal year, I believe that Pro-Dex is embarking on a new phase of growth.  Having stabilized the operations, we are now turning our attention to more innovative ways to expand the Company and enhance what we believe is a very successful strategic value proposition.  Micro Motors has begun development on a proprietary therapeutic technology that we believe can be rapidly deployed into the medical device industry.  Likewise, Oregon Micro System continues to develop its new line of MAX multi axis motion controllers, having received the first large order for the PCI version of this product during the second quarter, only 9 months after it was introduced.  We expect to have the first VME version of the product in beta test during the third quarter of this fiscal year.  There's a lot happening, we're looking beyond the horizon and we are excited at what we see."

Investors and all others are invited to listen to a conference call discussing the first quarter and fiscal 2004 outlook, today at 4:30 p.m. Eastern Time. The call will be broadcast over the Internet at www.pro-dex.com.  An online replay will be available for 30 days.  Additionally, a telephone replay will be available two hours after the call for 48-hours by dialing (800) 642-1687 for domestic callers and (706) 645-9291 for international callers; conference ID# 5218272.

Pro-Dex, Inc., is a California-based holding company with the following wholly-owned operating subsidiaries: Micro Motors, Inc., located in Santa Ana, California, manufactures miniature electric, pneumatic and battery powered rotary drive systems for use in the high tech medical, dental and industrial industries; and Oregon Micro Systems, Inc., located in Beaverton, Oregon, manufactures motion control products used in factory automation and the semiconductor industries.

For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended December 31,
	2003	2002

Net sales	$ 3,704,000	$ 2,882,000

Cost of sales	1,997,000	1,624,000
Gross profit	1,707,000	1,258,000

Operating expenses:
Selling	193,000	164,000
General and administrative expenses	682,000	714,000
Research and development costs	439,000	388,000
Total operating expenses	1,314,000	1,266,000

Income (loss) from operations	393,000	(8,000)

Other income (expense):
Other income, net	6,000	(10,000)
Interest (expense)	(16,000)	(31,000)
Total	(10,000)	(41,000)

Income (loss) before provision for income taxes (credits)	383,000	(49,000)

Provision (credit) for income taxes	153,000	(20,000)
Net Income (loss)	230,000	(29,000)

Net Income (loss) per share:
Basic	$ 0.03	$ (0.00)
Diluted	$ 0.02	$ (0.00)

Weighted average shares outstanding - basic	8,776,600	8,745,700

Weighted average shares outstanding - diluted	9,307,000	8,745,700

PRO-DEX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Six Months Ended December 31,
	2003	2002

Net sales	$ 7,232,000	$ 5,599,000

Cost of sales	3,985,000	3,191,000
Gross profit	3,247,000	2,408,000

Operating expenses:
Selling	399,000	311,000
General and administrative expenses	1,295,000	1,302,000
Research and development costs	826,000	773,000
Amortization	---	32,000
Total operating expenses	2,520,000	2,418,000

Income (loss) from operations	727,000	(10,000)

Other income (expense):
Other income (expense), net	12,000	(4,000)
Interest (expense)	(35,000)	(44,000)
Total	(23,000)	(48,000)

Income (loss) before provision for income taxes (credits)	704,000	(58,000)

Provision (credit) for income taxes	282,000	(23,000)
Net Income (loss)	422,000	(35,000)

Net Income (loss) per share:
Basic	$ 0.05	$ (0.00)
Diluted	$ 0.05	$ (0.00)

Weighted average shares outstanding - basic	8,776,600	8,766,400

Weighted average shares outstanding - diluted	9,266,300	8,766,400

PRO-DEX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2003	June 30, 2003
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$ 532,000	$ 795,000
Accounts receivable, net of allowance for doubtful
accounts of $45,000 and $30,000	2,170,000	1,620,000
Inventories, net	2,925,000	2,835,000
Prepaid expenses	202,000	81,000
Deferred taxes	750,000	770,000
Total current assets	6,579,000	6,101,000

Equipment and leasehold improvements, net	995,000	1,040,000

Other assets:
Goodwill	1,110,000	1,110,000
Deferred taxes	833,000	833,000
Other	11,000	20,000
Total other assets	1,954,000	1,963,000

Total assets	$ 9,528,000	$ 9,104,000
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long term debt to shareholder	$ 83,000	$ 65,000
Credit line payable	250,000	432,000
Accounts payable	337,000	642,000
Accrued expenses	524,000	349,000
Income taxes payable	311,000	29,000
Total current liabilities	1,506,000	1,517,000

Long-term debt to a shareholder, net of current portion	111,000	145,000

Total liabilities	1,616,000	1,662,000

Commitments and contingencies
Shareholders' equity:
Series A convertible preferred shares; no par value; liquidation preference of $3.60 per share; 10,000,000 shares authorized; 78,129 shares issued and outstanding	283,000	283,000
Common shares; no par value; 50,000,000 shares authorized; 8,776,600 and 8,711,600 shares issued and outstanding, respectively	15,033,000	14,999,000
Accumulated deficit	(7,366,000)	(7,789,000)
	7,950,000	7,493,000

Receivable for stock purchase	(38,000)	(51,000)

Total shareholders' equity	7,912,000	7,442,000

Total liabilities and shareholders' equity	$ 9,528,000	$ 9,104,000

PRO-DEX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended December 31,
	2003	2002

Cash Flows from Operating Activities:
Net Income (loss)	$ 422,000	$ (35,000)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Depreciation and amortization	193,000	202,000
Provision for doubtful accounts	15,000	6,000
Reserve for obsolete inventory	(136,000)	(51,000)
Non-cash compensation	13,000	13,000
Deferred taxes	20,000	--
Changes in:
(Increase) in accounts receivable	(565,000)	(64,000)
Decrease in inventories	45,000	399,000
(Increase) in prepaid expenses	(88,000)	(22,000)
(Increase) decrease in other assets	9,000	(2,000)
(Decrease) in accounts payable and accrued expense	(153,000)	(766,000)
(Decrease) increase in income taxes payable	282,000	(23,000)

Net Cash (used in) Operating Activities	57,000	(343,000)

Cash Flows From Investing Activities:
Proceeds from sale of discontinued operations	---	790,000
Net additions to equipment and leasehold improvements	(148,000)	(106,000)

Net Cash provided by (used in) Investing Activities	(148,000)	684,000

Cash Flows from Financing Activities:
Principal payments on long-term borrowings	(25,000)	(82,000)
Net payments on line of credit	(182,000)	(323,000)
Additional paid in capital	35,000	---
Stock repurchases	---	(32,000)

Net Cash (used in) Financing Activities	(172,000)	(437,000)

Net (decrease) in Cash and Cash Equivalents	(263,000)	(96,000)
Cash and Cash Equivalents, beginning of period	795,000	236,000

Cash and Cash Equivalents, end of period	$ 532,000	$ 140,000

Supplemental Information

Cash payments for interest	$33,000	$34,000

Cash payments for income taxes	4,000	2,000